Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No.1 to the Registration Statement on Form S-4 of our report dated March 15, 2018, with respect to the consolidated financial statements of Colony Bancorp Inc. and the effectiveness of internal control over financial reporting of Colony Bancorp, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission, and to the reference to us under the heading “Experts” in the prospectus.

/s/ McNair, McLemore, Middlebrooks & Co., LLC

McNair, McLemore, Middlebrooks & Co., LLC

Macon, GA

February 11, 2019